Registration No. 333-131824

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4 ON FORM S-8

Registration Statement

Under The Securities Act of 1933

MAINSOURCE FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

201 North Broadway

Greensburg, Indiana 47240

(812) 663-0157

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

PEOPLES SAVINGS BANK OF TROY 1995 STOCK OPTION PLAN

PEOPLES SAVINGS BANK OF TROY 2001 STOCK OPTION PLAN

(Full title of the plans)

James L. Saner, Sr.

201 North Broadway

Greensburg, Indiana 47240

(812) 663-0157

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Any additional shares to be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this Registration Statement shall be covered by this registration Statement as provided in Rule 416.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

On June 16, 2006, Peoples Ohio Financial Corporation, an Ohio corporation (“Peoples Ohio”), merged with and into (the “Merger”) MainSource Financial Group, Inc., an Indiana corporation (“MainSource”). As of June 16, 2006, immediately prior to the Merger, there were stock options at prices ranging from $2.00 to $8.13 per share for an aggregate of 265,150 shares of Peoples Ohio common stock outstanding to Ronald Scott under the Peoples Savings Bank of Troy 1995 Stock Option Plan and the Peoples Savings Bank of Troy 2001 Stock Option Plan (collectively, the “Peoples Ohio Plans”). At the effective time of the Merger, the Peoples Ohio Plans were assumed by MainSource and the outstanding options to Ronald Scott were exchanged for options for an aggregate of 87,431 shares of MainSource common stock at option prices ranging from $6.07 to $24.66 per share. The issuance of these 87,431 shares was registered by MainSource on its Form S-4 registration statement relating to the Merger, File No. 333-131824.

Documents containing information specified by Part I of the form of registration statement on Form S-8 will be sent or given to the affected participant in the Peoples Ohio Plans as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MainSource incorporates by reference the documents and information listed below (file no. 0-12422, except as noted):

(1)	MainSource’s Annual Report on Form 10-K for the year ended December 31, 2005;

(2)

The information described below under the following captions in MainSource’s Form 10-K for the fiscal year ended December 31, 2005: (a) the information concerning share ownership of  principal shareholders and concerning directors and executive officers of MainSource under the caption “Security Ownership of Certain Beneficial Owners and Management;” (b) “Executive Compensation;” (c) “Certain Relationships and Related Transactions;” and (d) information concerning directors and executive officers of MainSource under the caption “Directors and Executive Officers of Registrant;”

(3)	MainSource’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

(4)	MainSource’s Current Reports on Form 8-K filed January 3, 2006, January 4, 2006 and March 31, 2006;

(5)	The description of MainSource’s common stock set forth in the Current Report on Form 8-K filed May 19, 2005.

All documents subsequently filed by MainSource pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents.

For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes such statement in such report, document or appendix. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon the written or oral request of any person to whom this Registration Statement has been delivered, MainSource will provide without charge to such person a copy of any and all of the information (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement but not delivered herewith. Requests should be directed to Investor Relations Department, MainSource Financial Group, Inc., 201 North Broadway, Greensburg, Indiana 47240, (812) 663-0157.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby have been passed on for MainSource by Bose McKinney & Evans LLP, Indianapolis, Indiana.

Item 6. Indemnification of Directors and Officers.

MainSource is an Indiana corporation. MainSource’s officers and directors are and will be indemnified under Indiana law and the Restated Articles of Incorporation and Bylaws of MainSource against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource’s Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii)  in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

MainSource’s Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource’s Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

MainSource’s Bylaws contain indemnification provisions to substantially the same effect as in the Restated Articles of Incorporation.

MainSource has entered into Indemnification Agreements with its directors and executive officers pursuant to which MainSource is obligated to indemnify such directors and executive officers to the fullest extent permitted by law, to advance expenses incurred in defending indemnified claims and to cover each such director or executive officer with directors’ and officers’ liability insurance to the maximum extent of the coverage available for any of MainSource’s directors or officers. The agreements also require any legal action by or on behalf of MainSource or any affiliate of MainSource against such directors and executive officers or their spouses, heirs, executors or personal representatives to be brought within two years from the date of accrual of the cause of action, unless a shorter limitations period is provided by law.

MainSource has in effect a policy of liability insurance covering its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1

Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of MainSource for the fiscal year ended December 31, 2003 filed March 12, 2004 (Commission File No. 0-12422)).

3.2

Bylaws of MainSource Financial Group, Inc. dated September 19, 2005 (incorporated by reference to Exhibit 3 to the Report on Form 8-K of MainSource filed September 22, 2005 (Commission File No. 0-12422)).

5

Opinion and consent of Bose McKinney & Evans LLP regarding the legality of the securities being registered, incorporated by reference to Exhibit 5 to MainSource’s Registration Statement on Form S-4, File No. 333-131824, as amended (the “Registration Statement”).

23	Consent of Crowe Chizek and Company LLC.

24	Powers of Attorney, incorporated by reference to Exhibit 24 to the Registration Statement.

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 to Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensburg, Indiana, on the 15th day of August, 2006.

MAINSOURCE FINANCIAL GROUP, INC.

By: /s/ James M. Anderson

James M. Anderson

Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following persons in the capacities indicated as of the 15th day of August, 2006.

SIGNATURE	TITLE
/s/ James L. Saner, Sr.*
James L. Saner, Sr.	Director, President and Chief Executive Officer (Principal Executive Officer)
James M. Anderson
James M. Anderson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Robert E. Hoptry*
Robert E. Hoptry	Director and Chairman of the Board
William G. Barron*
William G. Barron	Director
D.J. Hines*
D.J. Hines	Director
Douglas I. Kunkel*
Douglas I. Kunkel	Director
Philip A. Frantz*
Philip A. Frantz	Director
Rick S. Hartman*
Rick S. Hartman	Director
Brian Crall*
Brian Crall	Director

* By:	/s/ James M. Anderson

James M. Anderson

Attorney-in-Fact